September 6, 2013

U. S. Securities and Exchange Commission

450 5th Street NW

Washington, DC 20549

Ladies and Gentlemen:

On September 1, 2013, we provided notice of our resignation as the independent registered public accounting firm for Fresh Medical Laboratories, Inc. (“the Company”).

We have read the Company’s disclosure set forth in Item 4.01, “Changes in Registrant’s Certifying Accountant” of the Company’s Current Report on Form 8-K dated September 6, 2013, and we are in agreement with the disclosures in that Current Report, insofar as they pertain to our firm.

Sincerely,

/s/ Hansen, Barnett & Maxwell, P.C.